Exhibit 99.1

Liberty Global appoints Enrique Rodriguez as Chief Technology Officer

Denver, Colorado - July 5, 2018:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK), the world’s largest international TV and broadband company, announced today that Enrique Rodriguez will join the company as Executive Vice President & Chief Technology Officer (CTO), starting in late July. Mr. Rodriguez was formerly Chief Executive Officer of TiVo.

Mike Fries, CEO of Liberty Global, said: “Enrique is a seasoned executive who will hit the ground running on day one. In today's technology environment the best CTOs have worked across sectors, platforms and geographies. Enrique has C-level experience as an engineer, software developer and operator. He has managed multi-billion dollar businesses for companies like AT&T, Microsoft, Cisco and Thomson, and has a long history in digital television as well as the European broadband sector.  As head of Microsoft's Connected TV business, he launched IPTV solutions for telecommunication companies around the world, including many of our competitors. More recently, at AT&T, he was responsible for the teams that developed and launched DIRECTV's successful OTT service, DIRECTV Now.  I'm particularly excited to tap into Enrique's knowledge of video products and platforms as we ramp up innovation in our TV business. He’s the right leader at the right time for Liberty Global.”

Rodriguez will lead Liberty Global’s Technology & Innovation (T&I) team of more than 7,500 employees, with an annual operating and capital budget of more than $5 billion. The centralized technology function powers the IT, supply chain, product development and delivery and network platforms across Liberty's operating companies, working across countries and brands to help them succeed. Liberty Global’s standardized approach to its portfolio of software and hardware, which includes the Horizon TV platform and state-of-the-art Connect WiFi routers, plays a critical role in optimizing operational efficiency and delivering a consistently superior experience to Liberty's 22 million customers in Europe.

Enrique Rodriguez said: “This is an exciting time to join Liberty Global. It is one of the few companies in our sector with international scale, a long-term commitment to technology leadership, and a track record of consistent growth and value creation. Mike and his team are first class operators and I look forward to accelerating product innovation and building the network capacity that European consumers want and demand.”

Baptiest Coopmans, who has served as acting CTO since January, will remain with the company to ensure a seamless transition for Rodriguez and will assume the position of Senior Vice President, Operations.

Fries continued: “I want to thank Baptiest for his leadership as interim CTO since we appointed Balan Nair to lead Liberty Global Latin America in January. You can’t stand still in today’s TV and broadband marketplace and thanks to Baptiest, we’ve successfully marched forward. He will continue to report to me as our Senior Vice President of Operations focused on helping me optimize our organizational model and operational effectiveness.”

Enrique Rodriguez Background

Enrique Rodriguez has served as the President and Chief Executive Officer and a member of the Board of Directors of TiVo since November 2017. Prior to becoming CEO, Mr. Rodriguez was Executive Vice President and Chief Technology Officer of AT&T Entertainment Group from August 2015 to November 2017. From January 2013 to July 2015, he served as Executive Vice President, Operations and Products for Sirius XM and was Group Vice President of Sirius XM from October 2012 to January 2013. Prior to his employment with Sirius XM, Mr. Rodriguez was the Senior Vice President and General Manager of Cisco Systems’ Service Provider Video Technology Group. Mr. Rodriguez also held various executive positions at Microsoft from 2003 to 2010, including Corporate Vice President for the TV Division and as Vice President of Xbox Partnerships. Prior to joining Microsoft, Mr. Rodriguez spent over 20 years at Thomson/RCA in a variety of engineering and executive roles where he was awarded over 25 U.S. patents and international derivatives. Mr. Rodriguez holds a B.S. in electrical engineering from Mexico’s Instituto Tecnologico de Monterrey.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 7 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

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